EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Universal Gold Mining Corp. (f/k/a Federal Sports & Entertainment, Inc.)
(An Exploration Stage Company)
London, United Kingdom

We hereby consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-170493) of our report dated March 31, 2011, relating to the consolidated financial statements for the years ended December 31, 2010 and November 30, 2009, for the one month period ended December 31, 2009, and for the period from May 3, 2006 (Inception) to December 31, 2010, included in the Annual Report on Form 10-K of Universal Gold Mining Corp. for the year ended December 31, 2010.

We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

September 15, 2011